EXHIBIT "99.1"

NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2016 Results

DALLAS (November 15, 2016) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, reported results of operations for the third quarter ended September 30, 2016. IOT announced today that the Company reported net income applicable to common shares of $752,000 or $0.18 per diluted earnings per share for the three months ended September 30, 2016, as compared to net income applicable to common shares of $680,000 or $0.16 per diluted earnings per share for the same period ended 2015.

"The Company believes there is no reason to adjust our strategic posture of maintaining a strong focus on our multi-family portfolio. We will also continue to solidify the portfolio and pay close attention to all operational details, while at the same time maintaining our commitment to creating value. We believe our third quarter 2016 operating results, combined with our recent acquisitions, demonstrates yet another quarter of stabilized performance for the Company. We believe the portfolio is well positioned to deliver solid financial returns for the remainder of 2016", said Danny Moos, the Company's Chief Executive Officer and President. "We are pleased that we are seeing continued improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves."

Land held subject to sales contract is our sole operating segment. In November 2015 the Company entered into a sales contract with an unrelated party. The contract was for all of the developable land owned by the Company. Due to the continuing involvement of the seller including the level of seller financing involved, the transaction is being accounted for under the deposit method. Under the deposit method, the no revenue is recognized and the asset remains on the books until the criteria for full revenue recognition are met. There was no revenue or operating expenses for this segment for the three months ended September 30, 2016.

IOT has notes receivable of $22.9 million at September 30, 2016. Interest income was $1.1 million for the three months ended September 30, 2016, a decrease of $42,000 from interest income recognized in the third quarter of 2015.

The company incurred no mortgage or loan interest for the three months ended September 30, 2016 as these obligations were paid off in 2015

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues	$ -	$ -	$ -	$ -
Expenses:				
Property operating expenses (including $0 and $11 for the three months and $0 and $25 for the nine months ended 2016 and 2015, respectively, from related parties)	-	56	-	71
General and administrative (including $47 and $45 for the three months and $90 and $171 for the nine months ended 2016 and 2015, respectively, from related parties)	114	62	333	359
Net income fee to related party	67	51	193	142
Advisory fee to related party	162	176	475	526
Total operating expenses	343	345	1,001	1,098
Net operating loss	(343)	(345)	(1,001)	(1,098)
Other income (expense):				
Interest income from related parties	1,095	1,137	3,389	3,376
Other income	-	-	-	-
Mortgage and loan interest	-	(112)	-	(441)
Total other income	1,095	1,025	3,389	2,935
Income before taxes	752	680	2,388	1,837
Net income	$ 752	$ 680	$ 2,388	$ 1,837
Earnings per share - basic				
Net income	$ 0.18	$ 0.16	$ 0.57	$ 0.44
Net income applicable to common shares	$ 0.18	$ 0.16	$ 0.57	$ 0.44
Earnings per share - diluted				
Net income	$ 0.18	$ 0.16	$ 0.57	$ 0.44
Net income applicable to common shares	$ 0.18	$ 0.16	$ 0.57	$ 0.44
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2016 (unaudited)		December 31, 2015	
	(dollars in thousands, except par value amount)			
Assets				
Real estate land holdings subject to sales contract, at cost	$	22,717	$	22,717
Total real estate		22,717		22,717
Notes and interest receivable from related parties		24,757		26,708
Less allowance for doubtful accounts		(1,826)		(1,826)
Total notes and interest receivable		22,931		24,882
Cash and cash equivalents		1		2
Receivable and accrued interest from related parties		38,786		34,313
Other assets		2,257		2,390
Total assets	$	86,692	$	84,304
Liabilities and Shareholders' Equity				
Liabilities:				
Accounts payable and other liabilities	$	6	$	6
Total liabilities		6		6
Shareholders' equity:				
Common stock, $0.01 par value, authorized 10,000,000; issued 4,173,675 and outstanding 4,168,214 shares in 2016 and 2015		42		42
Treasury stock at cost, 5,461 shares in 2016 and 2015		(39)		(39)
Paid-in capital		61,955		61,955
Retained earnings		24,728		22,340
Total shareholders' equity		86,686		84,298
Total liabilities and shareholders' equity	$	86,692	$	84,304